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                                                                   EXHIBIT 23.2





                        Consent of Independent Auditors


         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 the Registration Statement (Form S-3 No. 333-9661) and related Prospectus of BroadBand Technologies, Inc. for the registration of 5% Convertible Subordinated Notes due May 15, 2001 and the shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated February 7, 1996, with respect to the financial statements of BroadBand Technologies, Inc. included in the its Annual Report (From 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                    /s/ Ernst & Young LLP

                                      ERNEST & YOUNG LLP


Raleigh, North Carolina
September 17, 1996